SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)

MAIN STREET & MAIN, INC. ______________________________________________________________________________ (Name of Issuer)

Common Stock, $0.001 par value ______________________________________________________________________________ (Title of Class of Securities)

560345308 ______________________________________________________________________________ (CUSIP Number)

January 1, 2002 ______________________________________________________________________________ (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    ☐     Rule 13d-1(b)
    ☒     Rule 13d-1(c)
    ☐     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Shamrock Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* PN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Castle Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* PN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Castle Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* PN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Island Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* PN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Island Fund II, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* PN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Clover Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* PN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Clover Investments, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* CO

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Michael C. Mewhinney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 638,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 638,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 638,390
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%
12		TYPE OF REPORTING PERSON* IN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John L. Strauss
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* IN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Samuel S. Moore
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* IN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 560345308	13G/A

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thomas J. Donovan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 588,400
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 588,400
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.2%
12		TYPE OF REPORTING PERSON* IN

          *SEE INSTRUCTIONS BEFORE FILLING OUT

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AMENDMENT NO. 1 TO SCHEDULE 13G

          This Amendment No. 1 to Schedule 13G (this "Amendment") is being filed on behalf of Shamrock Master Fund, L.P., a Bermuda limited partnership ("Shamrock"); Clover Fund I, L.P. and Clover Fund II, L.P., each a Texas limited partnership (the "Funds"), and Island Fund, Ltd. and Island Fund II, Ltd., each a Cayman Islands exempted company, the general partners of Shamrock; Clover Partners, L.P., a Texas limited partnership and the general partner of the Funds (the "GP"); Clover Investments, L.L.C., a Texas limited liability company and the general partner of the GP ("Clover"); and Mr. Michael C. Mewhinney, Mr. John L. Strauss, Mr. Samuel S. Moore and Mr. Thomas J. Donovan, the principals of Clover (collectively, the "Reporting Persons"), relating to shares of common stock of Main Street & Main, Inc., a Delaware corporation (the "Issuer"). This Amendment modifies the original Schedule 13G filed by the Reporting Persons on September 28, 2001 (the "Original 13G").

          This Schedule 13G relates to shares of Common Stock of the Issuer purchased by Shamrock for the accounts of (i) Clover Fund I, L.P. ("Fund I"), (ii) Clover Fund II, L.P. ("Fund II"), (iii) Island Fund, Ltd. ("Island Fund") and (iv) Island Fund II, Ltd. ("Island Fund II"), all of which are general partners of Shamrock.

Item 4	Ownership.
Item 4 of the Original 13G is hereby amended and restated in its entirety as follows:
	(a)	Amount beneficially owned:
		(i)	The Reporting Persons except Michael Mewhinney may each be deemed the beneficial owner of 588,400 shares.
		(ii)	Michael C. Mewhinney may be deemed the beneficial owner of 638,400 shares. This consists of: (1) 588,400 shares held by Shamrock and (2) 50,000 shares held for his personal account.
	(b)	Percent of class:
		(i)	The number of shares of which the Reporting Persons except Michael Mewhinney may be deemed to be the beneficial owner of constitutes approximately 4.2% of the total number of shares outstanding.
		(ii)	The number of shares of which Michael C. Mewhinney may be deemed to be the beneficial owner of constitutes approximately 4.5% of the total number of shares outstanding.
	(c)	Number of shares as to which the person has:

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Each Reporting Person except Michael C. Mewhinney
	(i)	Sole power to vote or to direct the vote: 588,400
	(ii)	Shared power to vote or to direct the vote: 0
	(iii)	Sole power to dispose or to direct the disposition of: 588,400
	(iv)	Shared power to dispose or to direct the disposition of: 0
Michael C. Mewhinney
	(i)	Sole power to vote or to direct the vote: 638,400
	(ii)	Shared power to vote or to direct the vote: 0
	(iii)	Sole power to dispose or to direct the disposition of: 638,400
	(iv)	Shared power to dispose or to direct the disposition of: 0
Item 5	Ownership of Five Percent or Less of a Class.
Item5 of the Original 13G is hereby amended and restated in its entirety as follows:

If this statement is being filed to report the fact that as of the date hereof the Reporting Person have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Date:   March 4, 2002

Shamrock Master Fund, L.P.
By:	Castle Fund I, L.P., a general partner
	By:	Clover Partners, L.P., its general partner
		By:	Clover Investments, L.L.C., its general partner
		By: Name: Title:	/s/ Michael C. Mewhinney ________________________ Michael C. Mewhinney Manager

Castle Fund I, L.P.
By:	Clover Partners, L.P., general partner
	By:	Clover Investments, L.L.C., its general partner
		By: Name: Title:	/s/ Michael C. Mewhinney ______________________________ Michael C. Mewhinney Manager

Castle Fund II, L.P.
By:	Clover Partners, L.P., general partner
	By:	Clover Investments, L.L.C., its general partner
		By: Name: Title:	/s/ Michael C. Mewhinney ______________________________ Michael C. Mewhinney Manager

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Island Fund, Ltd.
	By: Name: Title:	/s/ Michael C. Mewhinney ______________________________________ Michael C. Mewhinney Director

Island Fund II, Ltd.
	By: Name: Title:	/s/ Michael C. Mewhinney ______________________________________ Michael C. Mewhinney Director

Clover Partners, L.P.
	By:	Clover Investments, L.L.C., general partner
By: Name: Title:		/s/ Michael Mewhinney _____________________________________ Michael Mewhinney Manager

Clover Investments, L.L.C.
By: Name: Title:	/s/ Michael Mewhinney _________________________________________ Michael Mewhinney Manager

/s/ Michael C. Mewhinney _________________________________________ Michael C. Mewhinney

/s/ John L. Strauss _________________________________________ John L. Strauss

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/s/ Samuel S. Moore _________________________________________ Samuel S. Moore

/s/ Thomas J. Donovan _________________________________________ Thomas J. Donovan

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